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                         BRAKE HEADQUARTERS U.S.A., INC.
                              33-16 Woodside Avenue
                        Long Island City, New York 11101
                                 (718) 779-4800

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                              INFORMATION STATEMENT

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                      WE ARE NOT ASKING YOU FOR A PROXY AND
                    YOU ARE REQUESTED NOT TO SEND US A PROXY



         On March 9, 1998, the Board of Directors of Brake Headquarters U.S.A., Inc. (the "Company") unanimously approved the following proposals: i)amendment of the Company's Certificate of Incorporation to increase the number of shares of authorized common stock, par value $.001 per share (the "Common Shares") from 6,000,000 to 12,000,000 shares; ii) amendment of the Company's Certificate of Incorporation to authorize 1,000,000 shares of "blank check" preferred stock, par value $.001 per share (the "Preferred Stock") and iii) amendment of the Company's 1995 Stock Option Plan ("1995 Option Plan")to increase the number of shares included therein from 300,000 to 1,500,000 Common Shares.

         The By-laws of the Company, in accordance with Delaware law, permit stockholder action to be taken without a meeting if consent in writing is received from a majority of all stockholders who would be entitled to vote upon the action if such meeting were held. Delaware law then requires prompt notice to those stockholders who did not consent in writing. By written action taken as of March 9, 1998, Joseph Ende, the President and Chairman of the Board of Directors of the Company, who holds approximately 46.4% of the outstanding shares of the Company's Common Stock, and three non-affiliated Stockholders, who collectively own approximately 4.2% of the outstanding shares of the Company's Common Stock consented to the foregoing corporate action as well as to the execution and filing of all necessary documentation to evidence and effectuate the authorization of the Preferred Stock; increase in the number of shares of authorized Common Stock and increase in the number of shares included in the 1995 Option Plan. The Company had 4,563,331 shares of Common Stock, outstanding as of March 1, 1998. Each share of Common Stock has one vote. There are 1,000 shares of Series B Preferred Stock outstanding ("Series B Preferred"). The Series B Preferred Stock is held entirely by Joseph Ende, and is voted as a separate class which has the exclusive right to elect a majority of the Company's Board of Directors until the earlier of the redemption date of March 31, 2001 or the reporting by the Company of at least $75 million in net sales for any year through December 31, 2000. This Information Statement is provided to stockholders of record as of March 11, 1998.


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         The date of this Information Statement is March  , 1998.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of March 1, 1998, the number of shares of the Company's outstanding Common Stock, beneficially owned (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) by each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares, by each director, by each Named Executive Officer, and by all directors and officers as a group:


NAME AND ADDRESS OF                 AMOUNT AND NATURE      PERCENTAGE OF CLASS
BENEFICIAL OWNER                    OF BENEFICIAL                   (2)
                                    OWNERSHIP (1)
-------------------                 -----------------      -------------------
Joseph Ende (3)                     2,276,032 (4)               47.7%
Sandra Ende (3)                        53,600 (5)                1.1%
Marc J. Ruskin (3)                      9,500 (6)                 (9)
Scott Osias (3)                        29,500 (7)                 (9)
Adame Budish                                0                     (9)
Elliot H. Lutzker                           0                     (9)
Officers and Directors as a         2,368,632 (8)               49.2%
Group (6 persons)


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(1)      Unless otherwise noted, the Company believes that all persons named in this table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this filing upon the exercise of warrants or options. Unless otherwise noted, each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof have been exercised.

(2)      Based on 4,563,331 shares of Common Stock outstanding as of March 1,
         1998.

(3) The address of this person is c/o the Company, 33-16 Woodside Avenue, Long Island City, New York 11101.

(4) Does not include 53,600 shares owned of record by the Joseph and Sandra Ende Charitable Trust, of which Joseph and Sandra Ende are Trustees. Includes 210,000 shares issuable upon the exercise of currently exercisable options, but excludes 570,000 shares underlying options which are not currently exercisable within the next 60 days.

         In March 1996, the Company amended its Certificate of Incorporation to authorize the issuance of 1,000 shares of Series B Preferred Stock to be held by Joseph Ende. As sole


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         stockholder of the Series B Preferred Stock, which votes as a separate class, Mr. Ende has the exclusive right to elect a majority of the Company's Board of Directors until the earlier of the redemption date of March 31, 2001 or the reporting by the Company of at least $75 million in net sales for any year through December 31, 2000.

(5) Includes 40,000 shares owned of record by the Joseph and Sandra Ende Charitable Trust, of which Joseph and Sandra Ende, husband and wife, are Trustees.

(6) Includes 9,500 shares of Common Stock issuable upon the exercise of currently exercisable options, but excludes 80,000 shares underlying options which are not currently exercisable within the next 60 days.

(7) Includes 29,500 shares of Common Stock issuable upon the exercise of currently exercisable options, but excludes 53,000 shares underlying options which are not currently exercisable within the next 60 days.

(8) Includes 249,000 shares issuable upon exercise of currently exercisable stock options, but excludes 703,000 shares underlying options which are not currently exercisable within the next 60 days.

(9)      Less than one percent of the issued and outstanding shares.





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                 AMENDMENTS TO THE CERTIFICATE OF INCORPORATION

INCREASE OF THE AUTHORIZED SHARES OF COMMON STOCK

         The Company authorized capital stock currently consists of 6,000,000 Common Shares. As of March 1, 1998, an aggregate of 8,186,144 Common Shares were issued or reserved for issuance, as follows: 4,563,331 Common Shares were outstanding; 100,000 shares are issuable under the Company's Employee Stock Bonus Plan; 300,000 shares (of which 250,000 options were outstanding) under the 1994 Employee Stock Option Plan; 1,500,000 shares (of which 980,000 options were outstanding) under the 1995 Employee Stock Option Plan, as amended; 621,000 shares are issuable under outstanding warrants; up to 151,813 shares were initially issuable under outstanding debentures; up to 200,000 shares are issuable under outstanding promissory notes, and up to an additional 750,000 Common Shares upon Conversion of $1,500,000 of 8% Subordinated Convertible Debentures issued in May 1998. Although not all of the Company's convertible or exercisable securities are currently convertible or exercisable, no Common Shares are available for issuance for other purposes. Members of Management of the Company have agreed not to exercise any of their 946,000 stock options until such time as the charter amendment described herein is effective. The Common Shares have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares.

         The additional Common Shares would provide needed flexibility to meet future capital requirements and to take advantage of propitious market conditions and acquisition opportunities. Additional shares would be available for issuance for these and other purposes, which include employee benefit programs, at the discretion of the Board of Directors of the Company without the delays and expenses ordinarily attendant upon obtaining further shareholder approval. To the extent required by Delaware law or under Nasdq Stock Market regulations, shareholder approval will be solicited in connection with certain issuances of stock. The Board of Directors has no present plans to authorize a stock split or to enter into any acquisition agreement or any other transaction involving the issuance of Common Shares.

DESIGNATION OF A SERIES OF PREFERRED STOCK

         The Certificate of Incorporation will be amended to authorize 1,000,000 shares of "blank check" preferred stock, par value $.001 per share. The Amendment will vest in the Board of Directors the authority to designate one or more series of Preferred Stock. The Board of Directors will have the power, at any time or from time to time, without further shareholder approval to create one or more series of Preferred Stock and to determine the designations, preferences and limitations of each such series including, but not limited to,
(i) the number of shares, (ii) dividend rights, (iii) voting rights, (iv) conversion privileges, (v) redemption provisions, (vi) sinking fund provisions,
(vii) rights upon liquidation, dissolution or winding up of the Company and
(viii) other relative rights, preferences and limitations of such series.

         The Board of Directors believes that amending the Certificate of Incorporation to permit the Board to authorize the issuance of up to 1,000,000 shares of "blank check"

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preferred stock provides the Company with the flexibility to address potential future financing needs by creating a series of Preferred Stock customized to meet the needs of any particular transaction and to market conditions. The Company also could issue Preferred Stock for other corporate purposes, such as to implement joint ventures or to make acquisitions. Although the Company is not currently considering the issuance of Preferred Stock for such financing or transactional purposes and has no present intention to issue any series of Preferred Stock, the Board and Management believe that the Company should have the flexibility to issue Preferred Stock, along with its ability to issue debt and/or additional Common Shares.

         If any series of Preferred Stock authorized by the Board provides for dividends, such dividends, when and as declared by the Board of Directors out of any funds legally available therefor, may be cumulative and may have a preference over the Common Shares as to the payment of such dividends. In addition, if any series of Preferred Stock authorized by the Board so provides, in the event of any dissolution, liquidation or winding Shares up of the Company, whether voluntary or involuntary, the holders of each such series of the then outstanding Preferred Stock may be entitled to receive, prior to the distribution of any assets or funds to the holders of Common Shares, a liquidation preference established by the Board of Directors, together with all accumulated and unpaid dividends. Depending upon the consideration paid for Preferred Stock, the liquidation preference of Preferred Stock and other matters, the issuance of Preferred Stock could therefore result in a reduction in the assets available for distribution to the holders of Common Shares in the event of liquidation of the Company. Holders of Common Shares do not have any preemptive rights to acquire Preferred Stock or any other securities of the Company.

Certain Effects of Authorization of Increase of Authorized Shares of Common Shares and "Blank Check" Preferred Stock on Holders of Outstanding Common Shares

         The general effect of the authorization and issuance of Preferred Stock, to the extent that dividends may be paid thereon, would be to reduce the amount otherwise available for payment of dividends on the Common Shares currently issued and outstanding, although no dividends have been paid by the Company to date on the Common Shares and there is no present intention to do so in the near future. In the event that any additional Common Shares and/or newly issued Preferred Stock having limited voting rights are issued, the voting power of the Common Shares would be diluted. To the extent that a particular series of Preferred Stock is convertible into Common Shares, and/or additional Common Shares may be issued, a dilution of the equity of the outstanding Common Shares could result. Holders of shares of capital stock of the Company have no preemptive rights, and accordingly have no preferential rights to purchase any Common Shares or Preferred Stock in order to maintain their percentage ownership.

         In addition, to the extent that holders of the Preferred Stock receive preferences upon dissolution, liquidation or winding up of the Company, the rights of Common Shareholders to distribution of the Company's assets upon dissolution will be diminished. When considering whether to issue shares of Preferred Stock, the Board of Directors will consider various factors, including the general effect thereof upon the Common Shareholders. The Board of

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Directors does not intend to issue any shares of Preferred Stock except on terms which it deems to be in the best interests of the Company and its stockholders.

         The Board has made no determination with respect to the issuance of any shares of Preferred Stock and has no plans, proposals, commitments, undertakings or arrangements which would result in the issuance of any shares of the Preferred Stock.

         Although the proposed Charter Amendments authorizing (i) "blank check" Preferred Stock and (ii) an increase in the number of authorized Common Shares, are not designed to deter or prevent a change in control, under certain circumstances, the Company could, nevertheless use the Preferred Stock, as well as unissued Common Shares, to create impediments or frustrate persons seeking to effect a takeover or otherwise gain control of the Company and thereby protect the continuity of the Company's Management. In addition, the issuance of Preferred Stock or additional Common Shares at below market value would dilute the value of the Company's then outstanding securities.

         The Company could also place such shares privately with purchasers who might support the Company's existing Board of Directors in opposing a hostile takeover bid, although the Company has no present intention to do so. The Company does not currently have any plans, agreements, commitments or understandings with respect to the implementation of the issuance of either the Preferred Stock, additional Common Shares, with the exception of outstanding derivative securities. Neither management nor the Board is considering the use of Preferred Stock for such purposes.

         A copy of the proposed Charter Amendment is attached as attached Appendix A to this Information Statement and should be read by stockholders in its entirety.

                  AMENDMENT TO 1995 EMPLOYEE STOCK OPTION PLAN

         The Company's 1995 Employee Stock Option Plan ("1995 Option Plan") will be amended to increase the number of shares available to be granted thereunder from 300,000 to 1,500,000.

         The 1995 Option Plan provides for the grant of options to employees and other parties. As of March 1, 1998, there were 980,000 options granted and outstanding under the 1995 plan. The Company currently employs approximately 270 persons and has five directors. The closing price of the Common Shares on March 2, 1998 was $4.0625 per share.

SUMMARY OF 1995 OPTION PLAN

         The following discussion, which summarizes certain provisions of the 1995 Option Plan, as amended, is qualified in its entirety by reference to the text of the 1995 Option Plan. Copies of the 1995 Option Plan are available for examination at the Securities and Exchange Commission and at the principal executive offices of the Company at 33-16 Woodside Avenue, Long Island City, New York 11101.

                                        7

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ELIGIBILITY FOR PARTICIPATION

         Under the 1995 Option Plan, incentive stock options ("ISOs") as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), or ISOs in tandem with Stock Appreciation Rights ("SARs") which are subject to the requirements set forth in Temp. Reg. Section 14a.422A-1, A-39 (a)-(e), may be granted, from time to time, to officers and other employees of the Company. Non-Qualified Stock Options ("NQSOs"), not intended to quality under Section 422(b) of the Code, may also be granted under the 1995 Option Plan to employees, officers and directors of the Company, as well as independent contractors, consultants and other individuals who are not employees of, but are involved in the continuing development of the Company's business ("Participants").

ADMINISTRATION

         The 1995 Option Plan is to be administered by the Board of Directors. The Board of Directors have the authority, in its discretion, to determine the persons to whom options shall be granted, the character of such options, the manner of exercising and making payment for Common Shares and the number of Common Shares to be subject to each option. It is the intention of the Company that the 1995 Option Plan shall comply in all respects with Rule 16b- 3. Compliance with Rule 16b-3 generally allows a Section 16(b) Participant to avoid the effect of the "short-swing" profit rules of Section 16(b) with respect to the exercise and sale of the Common Shares underlying the Options.

TERM OF OPTIONS

         The terms of Options granted are to be determined by the Board of Directors. Options must be granted within ten years from the date the 1995 Option Plan was adopted. Each Option is to be evidenced by a stock option agreement between the Company and the Participant, and is subject to the following additional terms and conditions:

         (a) Exercise of the Option. The Board of Directors shall determine the time periods during which Options may be exercised. Options will be exercisable in whole or in part at any time prior to expiration, but may not expire later than ten years from the date of grant. If an ISO is granted to an individual who, immediately before the grant owns directly, or through attribution, more than 10% of the total combined voting power of all classes of capital stock of the Company, such ISO shall not be exercisable after the expiration of five years from the date of grant. An Option is exercised by the Participant's giving written notice of exercise to the Company specifying the number of full Common Shares to be purchased and tendering payment of the purchase price to the Company in cash or certified check, or, at the discretion of the Board of Directors, by delivery of Common Shares having a fair market value equal to the option price of the above forms of payment. The ability to pay the option exercise price in Common Shares may enable a Participant to engage in a series of successive stock-for-stock exercises of an Option and thereby fully exercise an Option with little or no cash investment.

         (b) Option Price. The option price of an NQSO or an SAR in tandem with an

                                        8

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NQSO granted pursuant to the 1995 Option Plan is determined by the Board of
Directors in its sole discretion. In no event may the option price of an ISO be less than the fair market value on the date of grant provided that the exercise price of ISO's granted to an Optionee owning more than 10% of the outstanding Common Stock may not be less than 110% of the fair market value of the Common Stock on the date of the grant. In addition, the aggregate fair market value of stock with respect to which ISO's are exercisable for the first time by an Optionee during any calendar year shall not exceed $100,000. The fair market value of an ISO shall be determined by the Board of Directors and, if the Common Shares are listed on a national securities exchange or traded in the over-the-counter market, the fair market value shall be the closing price on such exchange, or the mean of the reported bid and asked prices of the Common Shares in the over-the-counter market as reported by NASDAQ, the OTC Bulletin Board or the National Quotation Bureau, Incorporated, as the case may be, on such date.

         (c) Vesting. The Board of Directors will determine the time or times the Options become exercisable.

         (d) Death. Except as provided in the 1995 Option Plan, if the holder of an Option dies while employed by the Company or within three (3) months after termination of such holder's employment other than voluntarily by the employee or for cause, such Option may be exercised by a legatee or legatees of such holder under such individual's last will or by such individual's personal representatives.

         No Option may in any event be exercised after the original expiration date of the Option.

         (e) Maximum Number of ISOs or SARs in Tandem with ISOs Which May Re Issued. A maximum aggregate fair market value of $100,000, determined as of the time any ISO or SAR in tandem with an ISO is granted and in the manner provided in the 1995 Option Plan, may not be exceeded for any Participant as the maximum aggregate value of (A) the Common Shares with respect to which ISOs and/or SARs in tandem with ISOs granted under the 1995 Option Plan are exercisable for the first time during any calendar year, together with (B) the Common Shares with respect to which ISOs and/or SARs in tandem with ISOs granted under ISOs qualifying as such in accordance with Section 422 of the Code were granted under any other incentive stock option plan maintained by the Company or its parent or subsidiary corporations. Any options granted in excess of this limit shall be deemed to be NQSO's under the 1995 Option Plan.

         An option agreement issued under the 1995 Option Plan may contain such other terms, provisions and conditions not inconsistent therewith as may be determined by the Board of Directors.

Termination, Modification and Amendment

         The 1995 Option Plan shall terminate in July 2005.

                                        9

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         The Board of Directors of the Company may terminate the 1995 Option
Plan at any time prior to its expiration date or make such modifications or amendments thereto from time to time as the Board of Directors may deem advisable. The Board of Directors may not, however, without the approval of a majority of the then outstanding shares of the Company entitled to vote thereon, increase the maximum number of shares as to which Options may be granted under the 1995 Option Plan or materially change the standards of eligibility thereunder.

         No termination, modification or amendment to the 1995 Option Plan may adversely affect the terms of any outstanding Options without the consent of the holders thereof.

Federal Income Tax Consequences

         The following discussion is only a summary of the principal Federal income tax consequences of the grant and exercise of Options and is based on existing Federal law, which is subject to change, in some cases retroactively. This discussion is also qualified by the particular circumstances of each Participant which may substantially alter or modify the Federal income tax consequences herein discussed.

         Generally, under current law, when an option qualifies as an ISO under
Section 422 of the Code, (i) an employee will not realize taxable income either upon the grant or the exercise of the option, (ii) the amount by which the fair market value of the shares acquired upon exercise of the option at the time of exercise exceeds the option price is included in alternative minimum taxable income for purposes of determining a Participant's alternative minimum tax,
(iii) any gain or loss (the difference between the net proceeds received upon the disposition of the shares and the option price paid therefor), upon a qualifying disposition of the shares acquired by the exercise of the option will be treated as capital gain or loss if the stock qualifies as a capital asset in the hands of the Participant, and (iv) no deduction will be allowed to the Company for Federal income tax purposes in connection with the grant or exercise of an ISO or a qualifying disposition of shares. A disposition by an employee of shares acquired upon exercise of an ISO will constitute a qualifying disposition if it occurs more than two years after the grant of the option and one year after the issuance of the shares to the employee. If such shares are disposed of by the employee before the expiration of those time limits, the transfer would be a "disqualifying disposition" and the employee, in general, will recognize ordinary income (and the Company will receive an equivalent deduction) equal to the lesser of (i) the aggregate fair market value of the shares as of the date of exercise less the option price, and (ii) the amount realized on the disqualifying disposition less the Option Price. Ordinary income from a disqualifying disposition will constitute compensation for which withholding may be required under Federal and state law. Currently under the Code, the maximum rate of tax on ordinary income is greater than the rate of tax on long-term capital gains.

                  The holding period for shares of stock received upon the exercise of an ISO commences on the date of exercise of the grant. Under present Federal income tax law, in the event that such shares are sold after two (2) years from the date of the grant and within

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eighteen (18) months of the exercise of the grant, the Federal capital gains tax will be at the rate of 28%. In the event such shares are sold after two years from the date of the grant, and eighteen months or more from the date of exercise of the grant, the Federal capital gains tax will be at the rate of 20%. To the extent that an optionee recognizes a capital loss, such loss may currently generally offset capital gains and $3,000 of ordinary income. Any excess capital loss is carried forward indefinitely.

         In the case of an NQSO granted under the 1995 Option Plan, generally no income is recognized by the Participant at the time of the grant of the option assuming such NQSO does not have a readily ascertainable fair market value. The Participant generally will recognize ordinary income upon exercise of an NQSO equal to the aggregate fair market value of the shares acquired less the option price. Ordinary income from a NQSO will constitute compensation for which withholding may be required under Federal and state law, and the Company will receive an equivalent deduction.

         Shares acquired upon exercise of an NQSO will have a tax basis equal to their fair market value on the exercise date or other relevant date on which ordinary income is recognized and the holding period for the shares generally will begin on the date of exercise or such other relevant date. Upon subsequent disposition of the shares, a Participant will recognize capital gain or loss if the shares constitute a capital asset in the Participant's hands. Provided the shares are held by the Participant for more than one year prior to disposition, such gain or loss will be long-term capital gain or loss. As set forth above, the maximum rate of tax on ordinary income is currently greater than the rate of tax on long-term capital gains.

         The grant of an SAR is generally not a taxable event for an optionee. Upon the exercise of an SAR, the optionee will recognize ordinary income in an amount equal to the amount of cash and the fair market value of any Common Shares received upon such exercise, and the Company will be entitled to a deduction equal to the same amount. However, if the sale of any shares received would be subject to Section 16(b) of the Securities Exchange Act of 1934, ordinary income attributable to such sale will be recognized on the date such sale would not give rise to a Section 16(b) action, valued at the fair market value at such later date, unless the optionee has made a Section 83(b) election within 30 days after the date of exercise to recognize ordinary income as of the date of exercise based on the fair market value at the date of exercise.

         The foregoing discussion is only a brief summary of the applicable Federal income tax laws as in effect on this date and should not be relied upon as being a complete statement thereof. The Federal tax laws are complex and are subject to both legislative changes and new or revised judicial or administrative interpretations at any time. In addition to the Federal income tax consequences described herein, a grantee may also be subject to state and/or local income tax consequences in the jurisdiction in which the Participant works and/or resides.

         The Board of Directors deems it to be in the best interests of the Company that the amendments be made in order to give the Board of Directors greater flexibility in awarding Participants Options affording them a stock interest with the opportunity to grow with the Company.

                                                    By order of the
                                                    Board of Directors


                                                    Sandra Ende
                                                    ---------------------------
                                                    Secretary

Long Island City, New York
March __, 1998











                                       12

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                                   APPENDIX A


                            CERTIFICATE OF AMENDMENT

                                       OF

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                         BRAKE HEADQUARTERS U.S.A., INC.

         It is hereby certified that:

         1. The name of the corporation (hereinafter called the "Corporation") is Brake Headquarters U.S.A., Inc.

         2. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by striking out Article FOURTH thereof and by substituting in lieu of said Article FOURTH the following new Article FOURTH:

                  (a) The Corporation is authorized to issue thirteen million and one thousand (13,001,000) shares consisting of twelve million (12,000,000) shares of Common Stock, $.001 par value ("Common Stock"), one million one thousand (1,001,000) shares of Preferred Stock, $.001 par value ("Preferred Stock"), of which one thousand (1,000) shares are designated as Series B Preferred Stock ("Series B Preferred").

                  (b) The Preferred Stock shall be issued from time to time in one or more series, with such distinctive serial designations, preferences, limitations, and relative rights, as shall be stated and expressed in the resolution or resolutions providing for the issue of such shares from time to time adopted by the Board of Directors; and in such resolution or resolutions providing for the issue of shares of each particular series, the Board of Directors is expressly authorized to fix the annual rate or rates of dividends for the particular series; the dividend payment date for the particular series and the date, if any, from which dividends on all shares of such series issued prior to the record date for the first dividend payment date shall be cumulative; the redemption price for the particular series; sinking fund provisions, if any, for the particular series; the voting rights, if any, for the particular series; the rights, if any, of holders of the shares of the particular series to convert or exchange the same into shares of any other series of class or other securities of the Corporation or of any other corporation, with any provisions for the subsequent adjustment of such conversion rights; the preference for the particular series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and to classify or reclassify any unissued Preferred Stock by fixing or altering from time to time any of the foregoing rights, privileges and qualifications.

         All the Preferred Stock of any one series shall be identical with each other in all respects, except that the shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative. Except as to the particulars fixed by the Board as hereinabove provided or as provided in the description of the series, all Preferred Stock shall otherwise be of equal rank, regardless of series, and shall be identical in all respects.

         The relative rights, preferences and limitations of the shares of Series B Preferred Stock are as follows:

         (1) Voting

                  (a) The holder of the Series B Preferred Stock, Joseph Ende (the "Holder"), shall have the right to vote as a separate class to elect a majority of the Corporation's Board of Directors by electing the smallest number of directors ("Series B Directors") necessary for the Series B Directors to constitute greater than 50% of the members of the Corporation's Board of Directors. The Series B Directors shall serve until the earlier to occur of March 31, 2001 or the reporting by the Corporation of at least $75 million in net sales for any fiscal year through December 31, 2000 (the "Redemption Date"). The Series B Preferred Stock is non-transferable, said transfer restriction to be conspicuously noted in a legend on the certificate(s) evidencing the shares of Series B Preferred Stock, and shall automatically be redeemed by the Corporation upon the Holder's death or upon his resignation from the Corporation as both an officer and a director.

                  (b) The Holder shall otherwise have the right to vote on all matters on which the holders of the Common Stock of the Corporation are entitled to vote and shall have one (1) vote per share.

                  (c) At any meeting (or in a written consent in lieu thereof) held for the purpose of electing directors, the presence in person or by proxy (or the written consent) of the Holder and the holders of a majority of the Common Stock then outstanding shall constitute a quorum for the election of all directors other than Series B Directors. A vacancy in the directorship left by a Series B Director shall be filled only by vote or written consent of the Holder. A vacancy in the directorship elected jointly by the Holder and the holders of the Common Stock shall be filled only by vote or written consent of the Holder and the holders of the Common Stock as provided above.

                  (d) So long as the Series B Preferred Stock shall be outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent), as provided by law, of the Holder:

                        (i) alter or change the rights, preferences, or privileges of the Series B Preferred Stock so as to materially adversely affect the rights of the Series B Preferred Stock; or

                        (ii) create any new class or series of stock having preferences senior to the Series B Preferred Stock upon liquidation, dissolution or winding up of the Corporation.

         (2) Dividends

                  The Holder shall have the right to receive dividends in cash at the rate of $4.00 per share per annum payable upon the date of conversion or the Redemption Date of the Series B Preferred Stock. The Series B Preferred Stock shall not be entitled to participate in any other dividend.

         (3) Liquidation, Dissolution and Winding Up

                  (a) In the event of any liquidation, dissolution or winding up of the Corporation, each share of the Series B Preferred Stock held by the Holder shall be entitled to a preference of $50.00 per share ($50,000 in the aggregate), together with any declared but unpaid dividends, to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of shares of any other class or series of capital stock of the Corporation ranking junior to the Series B Preferred Stock. After payment has been made to the Holder of the full amount to which he is entitled, the remaining proceeds shall be distributed among the holders of shares of all other classes and series of capital stock of the Corporation entitled thereto. The Series B Preferred Stock shall not be entitled to participate in any such liquidation, dissolution or winding up of the Corporation beyond the aforementioned preference.

                  (b) A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up within the meaning provided or intended in this paragraph 3.

                  (c) If any of the assets of the Corporation are to be distributed, other than in cash, pursuant to subparagraph 3(a), then the Board of Directors of the Corporation (or any trustee, receiver or similar person) shall promptly engage independent appraisers to determine the value of the assets to be distributed to the Holder, the holders of shares of Common Stock or other series or classes of stock of the Corporation. The Corporation shall, upon receipt of such appraisers' valuation, give prompt written notice to the Holder, the holders of shares of Common Stock or other stock of the appraiser's valuation.

         (4) Conversion.

                  (a) The Holder shall have the right, in his sole discretion, to convert all or part of the shares of the Series B Preferred Stock into shares of Common Stock of the Corporation. Each share of Series B Preferred Stock shall be convertible into ten (10) shares of Common Stock at a rate of $50.00 per such ten shares of Common Stock (the "Conversion Price"), at any time commencing on the Redemption Date and ending ninety (90) days thereafter, by giving written notice of such conversion to the Corporation. In no event shall the Holder convert less than a whole number of shares of Series B Preferred Stock. Upon payment of the Conversion Price and delivery to the Corporation of the certificate for each share of Series B Preferred Stock being converted, the holder shall receive ten (10) shares of Common Stock for each such share of Series B Preferred Stock, without further action by the stockholders, the Corporation or its Board of Directors. The number of shares of Common Stock into which the shares of Series B Preferred Stock may be converted shall be adjusted for any stock split, reverse stock split, stock dividend, merger, reorganization, reclassification or other recapitalization of the Corporation.

                  (b) No fractional shares shall be issued upon conversion of the Series B Preferred Stock and no payment or adjustment in the number of shares of Common Stock issued shall be made upon any conversion on account of any cash dividends declared on such shares of Common Stock. In lieu of any fractional share of Common Stock which would otherwise be issuable upon conversion of any shares of the Series B Preferred Stock, the Corporation, at the time the shares of Common Stock are delivered, shall pay to the Holder cash in an amount equal to the same fraction of the market price per share of the Common Stock at the close of business on the date of such conversion (or, if such day is not a trading day, on the trading day immediately preceding such day).

                  (c) The Corporation shall pay any issuance tax in connection with the issuance of Common Stock certificates upon conversion of the Series B Preferred Stock, provided that the Corporation shall not be required to pay any tax which may be payable in connection with any transfer involved in the issuance and delivery of any certificate in a name other than the Holder.

                  (d) Any and all shares of the Series B Preferred Stock which are converted, redeemed or otherwise acquired by the Corporation shall be retired and shall not be reissued by the Corporation.

                  (e) The Series B Preferred Stock shall not have any relative powers, preferences and rights, nor any qualifications, limitations or restrictions thereof, other than as set forth in the Certificate of Incorporation, as amended, of the Corporation.

         (5) Redemption.

                  (a) Promptly after the Redemption Date, the Corporation shall redeem (from funds legally available therefor) all shares of Series B Preferred Stock. Within thirty (30) days after receipt of a written request of the Corporation, the Holder shall (i) deliver to the Corporation the certificate(s) for the shares of Series B Preferred Stock to be redeemed, duly endorsed for transfer to the Corporation or (ii) convert his shares pursuant to paragraph 4 herein. Any shares of Series B Preferred Stock not converted by the Holder during such thirty-day period shall be redeemed.

                  (b) Within twenty (20) days after the Corporation's receipt of such redemption notice and the certificate(s) for the shares of Series B Preferred Stock to be redeemed, the Corporation shall issue and deliver to the Holder a check in an amount equal to $.01 per each share of Series B Preferred Stock redeemed, plus any and all dividends declared and unpaid thereon."

         3. The amendment of the Certificate of Incorporation herein certified has been duly adopted by the Board of Directors and by the written consent of a majority of the stockholders of the Corporation in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.


Signed on March    , 1998                  By: /s/ Joseph Ende
                                               --------------------------
                                               Joseph Ende, President